EXHIBIT 21


The subsidiaries of the Company are as follows:

         1. Geographics Marketing Canada Inc. was incorporated as a British Columbia, Canada corporation on July 31, 1995.

         2. Geographics (Europe) Limited was incorporated in England on December 12, 1995.

         3. Geographics Australia Pty. Ltd. ("GAPL") was incorporated in Brisbane, Australia on June 28, 1996.